Exhibit 3.15

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

CANWEST PROPANE PARTNERSHIP

OCTOBER 1, 2008

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	4
1.3	Schedules	5

ARTICLE 2 ORGANIZATIONAL MATTERS		5

2.1	Formation of Partnership	5
2.2	Term	5
2.3	Number of Partners	5
2.4	Name	5
2.5	Principal Office	5
2.6	Filings	5
2.7	Power of Attorney	6

ARTICLE 3 PARTNERSHIP PURPOSES AND POWERS		6

3.1	Purposes	6

ARTICLE 4 CAPITAL CONTRIBUTIONS		8

4.1	The Units	8
4.2	Nature of Units	8
4.3	Capital Contributions	8
4.4	Initial Capital Contributions — Valuation	9
4.5	Additional Capital Contributions — Valuation	9
4.6	Partnership Interests	10
4.7	Return of Capital	10
4.8	Transfer of Units	10
4.9	Pledge of a Unit	10

ARTICLE 5 ALLOCATIONS, DISTRIBUTIONS AND TAX ELECTIONS		11

5.1	Allocation of Net Profit or Net Loss for Accounting Purposes	11
5.2	Deductions	11
5.3	Allocations of Income and Loss for Income Tax Purposes	11
5.4	Allocations to Former Partners	11
5.5	Elections on Contribution of Property	11
5.6	Income Account	12
5.7	Other Distributions	12
5.8	Distribution of Property	12

ARTICLE 6 MANAGEMENT OF THE PARTNERSHIP		12

6.1	Management of the Partnership	12
6.2	Execution of Documents	13
6.3	Authority of Managing Partner	13
6.4	Title to Partnership Property	13
6.5	Matters Requiring Approval by Extraordinary Resolution	13
6.6	Standard of Care	14
6.7	Reimbursement and Remuneration of Managing Partner	14
6.8	Removal of Managing Partner	14
6.9	Resignation of Managing Partner	14

ARTICLE 7		14

7.1	Voting of Partners	14
7.2	Proxies	15
7.3	Calling of Meetings	15
7.4	Quorum	15

ARTICLE 8		15

8.1	Fiscal Year	15
8.2	Books and Records	15
8.3	Reporting	15

ARTICLE 9 DISSOLUTION AND TERMINATION		16

9.1	Dissolution	16
9.2	Liquidation and Termination	17
9.3	Admission, Change or Withdrawal of Partners	17

ARTICLE 10 CONFLICT OF INTEREST		18

10.1	Conflict of Interest	18
10.2	No Breach of Duty	18
10.3	Dealing with Partnership	18

ARTICLE 11 MISCELLANEOUS		18

11.1	Notices	18
11.2	Waiver	19
11.3	Invalidity of Provisions	19
11.4	Further Assurances	19
11.5	Date and Time for Action	19
11.6	Amendments	20
11.7	Assignment	20
11.8	Entire Agreement	20
11.9	Governing Law	20
11.10	No Third Party Beneficiaries	20
11.11	No Partition	20
11.12	Counterpart Execution	21

ii

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

CANWEST PROPANE PARTNERSHIP
(a general partnership organized under the laws of the Province of Alberta)

THIS AGREEMENT entered into the 1st day of October, 2008.

BETWEEN:

GIBSON ENERGY LTD., a body corporate amalgamated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Gibson”)

OF THE FIRST PART

AND

CANWEST PROPANE ULC, a body corporate incorporated pursuant to the laws of Alberta (hereinafter referred to as “ULC”)

OF THE SECOND PART

RECITALS:

A.            Canwest Propane Ltd. (“Canwest”) and ULC entered into a partnership agreement dated September 23, 2008 (the “Initial Partnership Agreement”);

B.            on October 1, 2008 Gibson was formed by the amalgamation of Gibson Energy Ltd., Gibson Energy Marketing Ltd., 1343126 Alberta Ltd., Terra Firm Canada Inc., REV Fluid Solutions Inc., Canwest, Integrated Propane Services Ltd. and Moose Jaw Refinery Inc.; and

C.            the Parties wish to amend and restate the Initial Partnership Agreement on the terms and conditions set forth herein as of the date herein.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, it is hereby agreed as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Agreement, including the following definitions, and the recitals and schedules hereto, unless the context otherwise requires, the following words or phrases shall have the following meanings:

(a)           “Act” means the Partnership Act (Alberta), as amended, and all regulations enacted in respect thereof;

(b)           “Additional Capital Contribution” means the fair market value of any additional assets contributed by way of capital to the Partnership other than a Formation Contribution or an Initial Capital Contribution less liabilities assumed by the Partnership as determined pursuant to a Contribution Agreement between the Partnership and the particular Partner;

(c)           “Agreement” means this agreement including the recitals and schedules hereto, as may be amended from time to time;

(d)           “Applicable Law” means, with respect to any Person or property, all Canadian, United States or other federal, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs and orders of any Government Authority (to the extent the Person or property is subject to the jurisdiction of such Government Authority) and rules, regulations, policies and guidelines (having the force of law), directives, interpretations, licenses, exemptions and permits of any Government Authority, in each case applicable from time to time to such Person or property;

(e)           “Business Day” means any day other than a Saturday, a Sunday or any statutory holiday in the City of Calgary, Alberta;

(f)            “Canwest” has the meaning given to such term in the recitals to this Agreement;

(g)           “Capital Contribution” of a Partner, at any particular time, means the aggregate of:

(i)            the Formation Contribution of the particular Partner, plus

(ii)           the Initial Capital Contribution of the particular Partner, plus

(iii)          the Additional Capital Contributions, if any, of the particular Partner, less

(iv)          any distributions or amounts paid to such Partner as a return of capital;

(h)           “Contribution Agreement(s)” means any contribution agreement entered into by a Partner and the Partnership under and by virtue of which such Partner makes an Initial Capital Contribution or any Additional Capital Contribution;

(i)            “Designate” shall have the meaning given to it in Section 6.1;

(j)            “Excise Tax Act” means the Excise Tax Act (Canada), as amended, and all regulations enacted in respect thereof;

(k)           “Extraordinary Resolution” means a resolution passed by Partners having, in the aggregate, no less than 66 2/3% of the total Units represented at a meeting of Partners, or a resolution in writing signed by all Partners;

(l)            “Formation Contribution” means the sum of $10,000 contributed to the Partnership by each of the Parties;

(m)          “generally accepted accounting principles” means accounting principles generally accepted in Canada;

(n)           “Government Authority” means any country or any province, state, county, territory, municipality or other political subdivision thereof, or any government, quasi-government, administrative or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal thereof or any central bank (or similar monetary or regulatory authority), any tax authority, any ministry or department or agency of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator or panel of arbitrators;

(o)           “GST” means the goods and services tax imposed under the Excise Tax Act;

(p)           “Income Tax Act” means the Income Tax Act (Canada), or similar Applicable Law of any Province of Canada imposing a tax on income or profits;

(q)           “Initial Partnership Agreement” has the meaning given to such term in the recitals to this Agreement;

(r)            “Initial Capital Contribution” means the fair market value of the assets contributed by way of capital to the Partnership as described in Section 4.3(b) less liabilities assumed by the Partnership as determined pursuant to a Contribution Agreement to be entered into between the Partnership and the particular Partner;

(s)           “Managing Partner” means Gibson or any party who may be appointed managing partner of the Partnership in its place or stead pursuant to Sections 6.8 and 6.9 hereof;

(t)            “Net Profit” or “Net Loss”, as the case may be, means the profit or loss of the Partnership from all of its activities computed in accordance with generally accepted accounting principles;

(u)           “Other Products” means other products which the Parties acquire, process, transport, store, distribute or market from time to time;

(v)           Parties” means, collectively, the parties hereto and such other Persons as may from time to time be admitted to the Partnership pursuant to the terms hereof, and their successors and permitted assigns, and “Party” means any one of them;

(w)          “Partners” means Gibson and ULC and any other person who acquires an interest in the Partnership, and “Partner” means any one of them, and their successors and permitted assigns to an interest in the Partnership;

(x)            “Partnership” means “Canwest Propane Partnership”, a general partnership formed pursuant to the terms of this Agreement;

(y)           “Partnership Interest” means, in respect of any particular Partner, the number of Units held by the Partner in question divided by the aggregate of all Units held by all Partners expressed as a percentage, subject to adjustment in accordance with Sections 4.4 and 4.5 hereof.

(z)            “Partnership Properties” means all of the property and assets, tangible or intangible, of whatever kind or nature, in which the Partnership has an interest, whether legal, beneficial or otherwise, from time to time or at any time;

(aa)         “Person” means an individual, a partnership, a corporation, a limited or unlimited liability company, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

(bb)         “Petroleum Substances” means petroleum, natural gas and related hydrocarbons and all substances associated therewith (including without limitation liquefied petroleum gases, natural gas liquids, propane and butane) or any of them;

(cc)         “Services Agreement” means an agreement pursuant to which a Person or Persons (other than the Partnership) agree to provide to the Partnership services relating to the business of the Partnership, including by way of illustration and not by way of limitation the services of employees and general day to day management activities in connection with the business of the Partnership, and operation of Partnership Properties; and

(dd)         “Units” means the interest of the Partners in the Partnership, each Unit to be issued to a Partner at the time of receiving a Capital Contribution from the Partner with the number of such Units being determined so as to reflect the proportionate value of such Capital Contribution relative to the number of existing Units in the Partnership at the time of such contribution and the net fair market value of the other Partnership Properties at the time of such contribution, subject to adjustment under Section 4.4 or 4.5 of this Agreement and as the Partners may otherwise agree.  For greater certainty, a Unit includes a fraction of a Unit.

1.2           Interpretation

For the purposes of this Agreement:

(a)           All references herein to currency are to Canadian currency;

(b)           “Article”, “Section” and other references to subdivisions are, unless otherwise specified, to the designated articles, sections and other subdivisions of this Agreement;

(c)           Headings of the articles and sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)           Any reference to a Government Authority includes any Government Authority succeeding to its functions;

(e)           Any reference to a statute shall be deemed to include a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto;

(f)            Any reference to the singular includes the plural and vice versa and any reference to gender includes the masculine, feminine and neuter genders; and upon any substitution in accordance with the foregoing the incidental grammatical and terminological changes shall be construed also to have been made;

(g)           The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not, unless otherwise specified, to any particular article, section or other subdivision.  “Including” means “including without limitation”;

(h)           Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, the same shall be done in accordance with generally accepted accounting principles except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement; and

(i)            Grammatical variations of defined terms shall have corresponding meanings.

1.3           Schedules

The following schedule is attached to and forms part of this Agreement and may be revised by the Managing Partner from time to time in accordance with Section 4.6 hereof:

Schedule A — Unit Allocation.

ARTICLE 2
ORGANIZATIONAL MATTERS

2.1           Formation of Partnership

The Partners agree that they presently jointly carry on business in partnership under and pursuant to the laws of the Province of Alberta and will continue to jointly carry on business in partnership for the purposes described herein.  Except as otherwise provided herein, the rights and liabilities of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

2.2           Term

The Partnership shall continue in full force and effect until the Partnership is dissolved or terminated.

2.3           Number of Partners

As of the date hereof the number of Partners in the Partnership is two (2), namely Gibson and ULC.  Additional Partners may be admitted to the Partnership from time to time, at such times and upon such terms as the Partners may unanimously approve, and there shall be no limit to the number of additional Partners which may be admitted to the Partnership.  Each such additional Partner shall agree in writing to be bound by the terms and conditions of this Agreement.

2.4           Name

The name of the Partnership shall be Canwest Propane Partnership or such other name or names as may be unanimously approved by the Partners.

2.5           Principal Office

The principal office of the Partnership shall, at all times, be the principal office of the Managing Partner, or such other place as the Partners may from time to time designate. The Partnership may also establish and maintain such other offices for the conduct of business of the Partnership in such other places as the Managing Partner may authorize.

2.6           Filings

The Partners agree to immediately execute all such certificates and other documents as may be necessary for the Managing Partner to accomplish all filing, recording, publishing and other acts as may be necessary or appropriate to comply with all requirements for the formation, preservation and operation of the Partnership as a general partnership (or equivalent business organization) in the Province of Alberta and such other provinces of Canada or other jurisdictions in which the Partnership may conduct its business.

2.7           Power of Attorney

Each Partner hereby makes, constitutes and appoints the Managing Partner from time to time hereunder, with full power of substitution, as its true and lawful attorney and agent with respect to the affairs of the Partnership with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record on its behalf in the appropriate public offices and publish (i) this Agreement and counterparts hereof; (ii) all instruments which such attorney deems appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) certificates of trade names; (iv) all certificates and other instruments and all amendments thereto which such attorney deems appropriate or necessary to qualify or continue the qualification of the Partnership in or otherwise comply with the laws of the jurisdictions where the Partnership may do business or own or lease property and to comply with all Applicable Law of such jurisdictions; (v) all conveyances and other instruments or documents which such attorney deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; (vi) any elections or other filings under the Income Tax Act or the Excise Tax Act and under any analogous fiscal legislation, or any other instrument required in connection with any election that is to be made, or information return provided, under the Income Tax Act or the Excise Tax Act or any analogous fiscal legislation related to the Partnership, its assets or its business; and (vii) any and all other certificates and instruments which may be required to be filed by the Partnership under Applicable Law.

ARTICLE 3
PARTNERSHIP PURPOSES AND POWERS

3.1           Purposes

The Partnership is formed for the following purposes:

(a)           the acquisition, delivery, sale and marketing of Petroleum Substances and Other Products;

(b)           the transportation of Petroleum Substances and Other Products to the point of use, processing, storage, or delivery;

(c)           the acquisition, sale, rental or delivery of equipment and accessories related to the use and storage of Petroleum Substances and Other Products;

(d)           the provision of services and installations respecting the use, storage and delivery of Petroleum Substances and Other Products; and

(e)           the conduct and carrying on of such other businesses or undertakings as the Managing Partner shall determine;

and without limiting the generality of the foregoing, the purposes and powers of the Partnership shall include the ability to:

(f)            acquire, construct and operate such facilities at such places as may be appropriate in the conduct of the affairs and business of the Partnership including, without restricting the generality of the foregoing, the purchase or lease of real property and any and all improvements thereon and to construct such improvements where necessary;

(g)           acquire by purchase, lease or in any manner, any and all tangible property related to any of the stated business purposes of the Partnership;

(h)           employ personnel, agents and representatives with such powers and duties, upon such terms and conditions, at such places and for such compensation as may be necessary or advisable in carrying on the business of the Partnership;

(i)            make contracts with third parties for such work and upon such terms and conditions as may be necessary or advisable in connection with the business of the Partnership;

(j)            enter into any partnership, joint venture, operating, co-ownership and any other agreements in connection with the business of the Partnership and the amendment, revision and termination thereof;

(k)           employ such legal, accounting, engineering, land services and other expertise, and obtain such other advice as may be appropriate in the conduct of the affairs of the Partnership;

(l)            purchase and maintain equipment and materials of all kinds for use in the business of the Partnership;

(m)          pay rents, fees and other sums payable with respect to Partnership Properties and the business of the Partnership;

(n)           treat, store, transport, process and market Petroleum Substances and Other Products, operate facilities and plants in connection therewith, including by way of illustration, and not by way of limitation, terminals, storage depots, pipelines and other means of transportation, and facilities for the manufacture, storage, processing, transportation, marketing and distribution of Petroleum Substances and Other Products;

(o)           borrow money to finance the business of the Partnership from any Person, including without limitation, any Partner, and from time to time, draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, and engage in any other means of financing, secure the payment of any sum so borrowed and interest thereon, mortgage, pledge, or assign by way of security agreements or otherwise, all or any part of the Partnership Properties;

(p)           loan or advance money to any Partner, and enter into any guarantee, contract of indemnity or contract of suretyship with any Person, including, without limitation, for the purpose of guaranteeing the obligations of any Partner;

(q)           sell, assign, sub-lease, surrender or otherwise dispose of any part or portion or all of the Partnership Properties;

(r)            determine the amounts in any election or the content of any information return provided under the Income Tax Act or Excise Tax Act, or any analogous fiscal legislation related to the Partnership or its assets or its business;

(s)           carry insurance in such amounts and with such coverage as may be necessary or advisable with respect to the Partnership Properties and other assets of the Partnership and the risks in the business of the Partnership;

(t)            enter into sales contracts for the disposal of Petroleum Substances or Other Products;

(u)           invest in securities;

(v)           enter into commodity and financial based derivative transactions;

(w)          enter into one or more Services Agreements;

(x)            engage in any and all acts or activities appropriate, advisable or necessary in conducting the affairs of the Partnership;

(y)           take any action that is required to preserve the Partnership Properties; and

(z)            the conduct and carrying on of such other business, operations, undertakings and matters as may be incidental or ancillary to the purposes set forth above.

The purposes of the Partnership, as set forth in this Section 3.1, shall be construed both as purposes and powers, and the Partnership shall have, without limitation, the power to do any and every act and thing necessary, proper, convenient or incidental to the accomplishment of the purposes of the Partnership.  The enumeration in this Section 3.1 or elsewhere herein, of particular or specific activities or means by which the purposes of the Partnership may be accomplished shall not limit, nor be construed as limiting, the generality and the extent of the power to be exercised by the Partnership.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1           The Units

The interest of the Partners in the Partnership as represented by their respective Capital Contribution at any time shall be divided into and be represented by Units.

4.2           Nature of Units

Units shall not be evidenced by certificates and, except as otherwise provided in this Agreement, each issued and outstanding Unit is identical to each other Unit with respect to all matters including, without limitation, the following:

(a)           the right to receive distributions from the Partnership in accordance with the Partnership Interest represented by each Unit; and

(b)           the right to the allocation of Net Profit or Net Loss in accordance with the Partnership Interest represented by each Unit determined in accordance with generally accepted accounting principles.

4.3           Capital Contributions

(a)           Formation Capital Contributions

Upon the initial formation of the Partnership, each of Gibson and ULC contributed to the capital of the Partnership its Formation Contribution and were issued one (1) Unit for each ten thousand dollars ($10,000) of Formation Contribution.

(b)           Initial Capital Contribution

On October 1, 2008, Gibson, subject to the terms and conditions set forth in the Contribution Agreement relating thereto, contributed to the capital of the Partnership its Initial Capital Contribution as provided for in such Contribution Agreement and in consideration for such Initial Capital Contribution Gibson was  entitled to be issued  one (1) Unit for each ten thousand dollars ($10,000) in fair market value contributed net of liabilities assumed by the Partnership in relation thereto, subject to adjustment under Section 4.4 of this Agreement and as the Partners may otherwise agree.

4.4           Initial Capital Contributions — Valuation

The Initial Capital Contribution will be valued in accordance with the Contribution Agreement relating thereto. If at any time the Initial Capital Contribution is determined to be different than that determined pursuant to such Contribution Agreement by reason of:

(a)           the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

(b)           an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

(c)           an agreement between the Partners,

then the number of Units issued or issuable to the Partner pursuant to such Contribution Agreement shall be increased or reduced accordingly, the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions contemplated by Article 5 hereof will be adjusted, all as of the effective date of the issuance of such Units.

4.5           Additional Capital Contributions — Valuation

Any additional Units issued from time to time will be issued for such amount of Additional Capital Contribution as the Managing Partner may decide is appropriate having regard to the fair market value of the Partnership Properties and other financial factors relating to the Partnership Properties and the Partnership. If at any time the amount of such Additional Capital Contribution is determined to be different than that determined pursuant to the Contribution Agreement in respect of such Additional Capital Contribution by reason of:

(a)           the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

(b)           an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

(c)           an agreement between the Partners,

then the number of Units issued to the Partner pursuant to such Contribution Agreement shall be increased or reduced accordingly, the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions contemplated by Article 5 hereof will be adjusted, all as of the effective date of the issuance of such additional Units.

4.6           Partnership Interests

Immediately following the making of the Formation Contribution, the initial Partnership Interest of each of the Partners shall be as set forth in Schedule A hereto. As soon as practicable following the Initial Capital Contribution and thereafter with any Additional Capital Contribution or adjustment which revises the Partnership Interest of the Partners, the Managing Partner shall revise Schedule A accordingly, and sign and attach a dated copy to this Agreement, which revised Schedule A shall be the applicable schedule from such date until further amended pursuant to this Section 4.6.

4.7           Return of Capital

(a)           No capital shall be returned or withdrawn from the Partnership except with the prior written approval of the Managing Partner.

(b)           Any Managing Partner approved distribution or amount paid to the Partners as a return of capital, other than in proportion to their respective Partnership Interests, shall only be effected by way of redemption or repurchase of Units by the Partnership.

4.8           Transfer of Units

(a)           A Partner may sell any number of Units to a third party or to another Partner with the prior written approval of the Managing Partner. Sales of Units to a third party must be accompanied by a form of transfer for the Units and other documentation whereby the transferee becomes bound by the terms of this Agreement in form and substance satisfactory to the Managing Partner.

(b)           Except as required by Applicable Law or as set forth herein, a transferee of any Units  shall automatically become bound by the provisions of this Agreement without execution of any further instrument, except as may be required by Applicable Law or as otherwise set forth herein.

4.9           Pledge of a Unit

A Partner may pledge, mortgage, charge, grant a security interest in or hypothecate a Unit held by such Partner as security for a loan to, or an obligation of such Partner.

4.10         Security Transfer Act

Each of the Units shall be a “security” for the purposes of the Securities Transfer Act (Alberta).

ARTICLE 5
ALLOCATIONS, DISTRIBUTIONS AND TAX ELECTIONS

5.1           Allocation of Net Profit or Net Loss for Accounting Purposes

The Net Profit or the Net Loss of the Partnership shall be determined at the end of each fiscal year of the Partnership and shared and allocated among the Partners in accordance with their Partnership Interests as at the end of each such fiscal year.

5.2           Deductions

The Managing Partner shall cause the Partnership, in calculating its income or loss for income tax purposes for any fiscal year, to deduct capital cost allowance and such other discretionary deductions under the Income Tax Act as the Managing Partner may determine for that year.

5.3           Allocations of Income and Loss for Income Tax Purposes

Subject to Section 5.4 and 5.8 hereof, all income and loss for income tax purposes of the Partnership, which are received or receivable by the Partnership, and all amounts which are separately allocable for the purposes of the Income Tax Act or any other applicable provincial legislation shall be determined on at the end of each fiscal year of the Partnership and allocated among the Partners in accordance with their Partnership Interests at the end of such fiscal year.

5.4           Allocations to Former Partners

Amounts which are relevant for income tax purposes for a particular fiscal year of the Partnership and which are otherwise allocable pursuant to Section 5.3 hereof, shall be allocated to a Partner who ceased to be a Partner during the particular fiscal year (a “former Partner”) pursuant to the terms of any agreement made between the Partnership and such former Partner notwithstanding that such former Partner is not a Partner at the end of the particular fiscal year, to the extent of any Partnership Interest redeemed, repurchased or otherwise retired during the particular fiscal year on the basis of the proportion such amounts bear to the portion of the fiscal year of the Partnership ending on the last day of the month following the effective date of the termination of such Partnership Interest, subject to the particular terms of the agreement between the Partnership and the specific former Partner to whom such allocation is to be made.  Such allocations shall be treated by the Partnership and by the former Partner as allocations of a share of income under subsection 96(1.1) of the Income Tax Act with the result that such payments will be treated as allocations of the earnings and income of the Partnership for tax purposes and treated by the former Partner as income as if the former Partner were still a Partner.  Notwithstanding any intention to cease being a Partner of the Partnership, a former Partner may, pursuant to the terms of any agreement between the Partnership and the former Partner, retain a residual Partnership Interest for the purposes of section 98.1 of the Income Tax Act.

5.5           Elections on Contribution of Property

Should any Partner contribute properties or other assets to the Partnership:

(a)           for the purposes of subsection 97(2) of the Income Tax Act and any similar provision of provincial or federal legislation, the Partners may agree to jointly elect in prescribed form and within the time period referred to in subsection 96(4) of the Income Tax Act, and make revised elections, if necessary, and generally take all such steps as may be considered desirable so as to effect the transfer of properties and other assets being contributed by each of the Partners to the Partnership for the purposes of the Income Tax Act at the lowest amounts permitted by subsection 97(2) of the Income Tax Act, or such other amount as the Partners and the Partnership agree, with the intended result being that the said transfers will be effected without giving rise to any tax liability thereon to any of the Partners. The Partners may also jointly elect, if applicable, in prescribed form, pursuant to section 22 of the Income Tax Act and section 167 of the Excise Tax Act, if necessary; and

(b)           the Partners and the Partnership may, if they qualify to do so, jointly file an election pursuant to section 156 of the Excise Tax Act with respect to GST.  This election deems supplies made between the Partners and the Partnership to be made for nil consideration.

5.6           Income Account

An individual income account will be maintained in the records of the Partnership for each of the Partners, to which account there shall be credited or debited the respective interest and share of such Partner in the Net Profit or the Net Loss of the Partnership and to which account there shall be debited all distributions of Net Profit to such Partner. To the extent that the Partnership has funds on hand which funds are not, in the opinion of the Managing Partner, needed to satisfy existing or foreseeable obligations of the Partnership, the Managing Partner may distribute such funds to the Partners according to the Partnership Interest of each Partner.

5.7           Other Distributions

The Managing Partner may make such other distributions to the Partners from time to time as it may consider appropriate.

5.8           Distribution of Property

Where an interest in any one or more of the Partnership Properties is distributed to a Partner any income or loss realized or deemed to be realized as a result of such distribution by the Partnership for purposes of the Income Tax Act shall be allocated to such Partner to whom such distribution is made, subject to any agreement between the Managing Partner on behalf of the Partnership and the specific Partner to whom such allocation is to be made.

ARTICLE 6
MANAGEMENT OF THE PARTNERSHIP

6.1           Management of the Partnership

Except as otherwise expressly provided for herein, the Managing Partner or such other Person as may be designated by the Managing Partner from time to time, (the “Designate”), shall have full power and authority to transact the business of the Partnership and to deal with and in the Partnership Properties for the use and benefit of the Partnership and, for these purposes, the Managing Partner or the Designate shall, subject to Section 6.5, have the power and authority to manage, control and operate the business and affairs of the Partnership and make all decisions relating thereto and to do any and all acts required in connection therewith.

6.2           Execution of Documents

Any and all contracts, documents, instruments and other writings to be executed on behalf of the Partnership, including, without limitation, all documents and agreements necessary to establish and maintain bank accounts of the Partnership, may be executed by any person or persons authorized by the Managing Partner, from time to time.  Executions on behalf of the Partnership may be done by such medium as the Managing Partner authorizes, including by digital, encryption, electronic, facsimile, photo or carbon copy, stamp, engraved communication of signature, or other symbol executed or adopted by the Managing Partner to authenticate a writing, and shall be binding on the Partnership without further authorization of or formality by the Partners.

6.3           Authority of Managing Partner

(a)           No Person dealing with the Partnership shall be required to inquire into the authority of the Managing Partner or the Designate to take any action or to make any decision in the name of the Partnership, including the authority of the Managing Partner or the Designate to do any matter or enter into any agreement in respect of any matter.

(b)           Subject to the Managing Partner’s or Designate’s authority granted herein, no Partner shall, without the unanimous approval of the other Partners, have the power to sign for or on behalf of the Partnership or release or discharge or give time for the payment or performance of any debt or duty which shall be owing to the Partnership or shall make, sign, draw, endorse or contract any debt in the name of the Partnership.

6.4           Title to Partnership Property

Legal title to Partnership Properties may be held:  (a) by the Managing Partner in trust for and for the sole benefit of the Partnership; (b) if transferred by a Partner to the Partnership, by the transferring Partner in trust for and for the sole benefit of the Partnership; (c) to the extent permitted under Applicable Law, by the Partnership; or (d) in any other manner as the Managing Partner may determine, for the use and benefit of the Partnership in accordance with the terms and provisions hereof.  The transferring Partner and Managing Partner when so holding Partnership Properties shall carry out all directions respecting the ownership and management of such property as shall be given to it by the Partnership.

6.5           Matters Requiring Approval by Extraordinary Resolution

Except with the approval of the Partners by Extraordinary Resolution, the Managing Partner, the Designate and the Partnership shall not:

(a)           pledge or encumber the Partnership Properties, other than in the ordinary course of business;

(b)           dispose of any material interest in the Partnership Properties, other than in the ordinary course of business;

(c)           change the fiscal year end of the Partnership;

(d)           appoint or remove the Managing Partner;

(e)           require any Additional Capital Contributions from a Partner;

(f)            determine the remuneration for the Managing Partner for carrying out its duties hereunder; or

(g)           do any act which would make it impossible for the Partnership to carry on the ordinary business of the Partnership.

6.6           Standard of Care

The Managing Partner shall conduct, or cause to be conducted, all business and affairs of the Partnership in a manner consistent with good industry practice and shall exercise the degree of care and diligence customarily exercised by a prudent operator under the same or similar circumstances.  The Managing Partner, the Designate or their agents shall have no liability to the Partners or to the Partnership for losses sustained or liabilities incurred by the Partnership, except as may result from the gross negligence or wilful misconduct of the Managing Partner, the Designate or their agents.

6.7           Reimbursement and Remuneration of Managing Partner

The Managing Partner and the Designate may from time to time incur expenses for and on behalf of or for the account of the Partnership and any such expenses incurred by the Managing Partner and the Designate shall be reimbursed to the Managing Partner and the Designate by the Partnership.  In addition, the Managing Partner and the Designate may be paid a reasonable remuneration in carrying out their duties hereunder as may be determined by Extraordinary Resolution of the Partners.

6.8           Removal of Managing Partner

The Managing Partner may be removed as Managing Partner hereunder by Extraordinary Resolution of the Partners, which removal shall be effective on the appointment by the Partners of a replacement Managing Partner who will assume all of the responsibilities and obligations of the Managing Partner hereunder.

6.9           Resignation of Managing Partner

The Managing Partner may resign as such upon written notice to the Partners, but such resignation shall only become effective upon the earlier of:

(a)           The appointment of a new Managing Partner of the Partnership within ninety (90) days after such written notice is given; and

(b)           The end of a meeting of the Partners called by the Managing Partner for the purpose of appointing a new Managing Partner if a new Managing Partner is not appointed within the period of ninety (90) days referred to in Section 6.9(a).

ARTICLE 7

VOTING AND MEETINGS

7.1           Voting of Partners

Each Partner shall have a number of votes equal to the number of Units held by it.  All decisions of the Partnership and of the Partners under this Agreement shall be made by a majority vote, unless otherwise specifically provided for herein.

7.2           Proxies

Any Partner entitled to vote may vote by proxy in a form acceptable to the Partnership, provided the proxy shall have been received by the Partnership prior to the meeting.  A Partner which is a corporation may appoint an officer, director or other authorized individual as its representative to attend, vote and act on its behalf at meetings of Partners.

7.3           Calling of Meetings

Any Partner may, from time to time, upon fourteen (14) days notice to all Partners, call a meeting of the Partners for the purpose of discussing such Partnership business as the Partner calling the meeting or any Partner in attendance at such meeting desires.  All meetings of Partners shall be held in the City of Calgary, Alberta or such other location as all Partners may consent to and at such time and location as the Partner calling the meeting specifies.  The time, location and general purpose of any meeting of Partners shall be specified in the notice calling same but it shall not be necessary to specify details as to business matters to be discussed nor the text of any particular resolutions to be considered at such meeting in the notice.

7.4           Quorum

The necessary quorum for a meeting of the Partners shall consist of one duly authorized representative of a Partner present, in person or by proxy, and representing, either personally or by proxy, at least 50% of the total number of Units.  In the event a quorum is not present within one-half hour after the time appointed for the start of the meeting, the meeting shall be set over to the same time and place seven days later at which time those Partners present in person or represented by proxy shall constitute a quorum.

ARTICLE 8

FISCAL YEAR, ACCOUNTING AND REPORTING

8.1           Fiscal Year

The first fiscal year of the Partnership shall end on January 31st, 2009 and thereafter each fiscal year shall commence on February 1st in each year and end on January 31st in each succeeding year, unless and until changed by Extraordinary Resolution of the Partners.

8.2           Books and Records

The Managing Partner shall keep, or cause to be kept, adequate books and records reflecting the activities of the Partnership.  Until the Partnership is dissolved or terminated and for a reasonable period thereafter, such books and records will be kept available for inspection and audit by any of the Partners.

8.3           Reporting

(a)           The Managing Partner shall prepare, or cause to be prepared, annual financial statements of the Partnership relating to the period that commenced on the date on which the Partnership commenced business and ending at the close of its fiscal year or, if the Partnership has completed a fiscal year, relating to the latest completed fiscal year.

(b)           All financial statements referred to in Section 8.3(a) shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the preceding period and may be audited by such firm of chartered accountants as may be appointed by the Managing Partner.  Copies of such statements shall be furnished to the Partners as soon as they are available and in any event on or before one hundred twenty (120) days following the end of the fiscal year of the Partnership.

(c)           The Managing Partner may prepare, or cause to be prepared, quarterly unaudited financial statements of the Partnership relating to each quarter of the fiscal year of the Partnership.  Copies of such statements shall be furnished to the Partners as soon as they are available and in any event on or before ninety (90) days following the end of each such fiscal quarter of the Partnership.

(d)           The Managing Partner shall send, or cause to be sent, all information relating to a particular fiscal year to each Person who was a Partner during such fiscal year to the extent necessary for such Person to prepare its federal, provincial and state income tax and capital tax returns.

(e)           The Managing Partner shall prepare, or cause to be prepared all returns, forms, reports or other documents required of, from or by the Partnership under any Applicable Law including all federal, provincial or state value added, sales and sales and use tax returns.

ARTICLE 9
DISSOLUTION AND TERMINATION

9.1           Dissolution

The Partnership shall be dissolved upon the occurrence of any of the following:

(a)           The unanimous consent of the Partners at any time;

(b)           The bankruptcy, insolvency, dissolution or termination of any Partner (except as a consequence of amalgamation,  merger or consolidation) or the occurrence of any other event which would permit a trustee or receiver to acquire control of the property or affairs of such Partner;

(c)           The adjudication of bankruptcy or insolvency of the Partnership or the assignment by the Partnership for the benefit of creditors;

(d)           Any event which makes it unlawful for the Partnership business to be continued; or

(e)           Any event which, under the laws of the Province of Alberta or the federal laws of Canada applicable therein, causes the dissolution of the Partnership.

Notwithstanding the foregoing, upon the dissolution of the Partnership by the death, legal disability, dissolution, termination, bankruptcy, insolvency or withdrawal of a Partner, the remaining Partners will have the right to continue the Partnership by unanimous consent; and, upon the occurrence of any such event, if the Partnership is continued, the estate, personal representative, guardian or other successor in interest of the Partner(s) causing the dissolution under this Article:

(i)            will continue to be liable for all of the debts and obligations of such Partner pursuant to the Act and to this Agreement; and

(ii)           will not have any right to withdraw any amount set out in the capital account for such Partner, except as otherwise provided in this Article 9.

9.2           Liquidation and Termination

(a)           Upon dissolution of the Partnership, the Partners may appoint one or more liquidators (any or all of whom may be a Partner) who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein.  The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distribution as provided herein.  Until final distribution, the liquidator shall continue to operate the Partnership business with all of the power and authority of the Managing Partner.  The steps to be accomplished by the liquidator are as follows:

(i)            as promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Partnership Properties, the Partnership’s liabilities and operations through the last day of the month in which the dissolution occurs;

(ii)           the liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefore, including, but not limited to, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may determine).  To the extent the cash required for this purpose is not otherwise available, the liquidator may sell assets of the Partnership for cash; and

(iii)          after making payment or provision for all debts and liabilities of the Partnership, the Partnership Properties shall be sold or distributed in kind to the Partners.  The interests in Partnership Properties distributed to the Partners may be subject to such liens, encumbrances and restrictions as affect the Partnership Properties on the date of such distribution.  Upon written request made by any Partner, the liquidator shall sell the Partnership Properties that otherwise would be distributable to such Partner under this Section 9.2 at the best cash price available therefore and distribute such cash, after deducting all expenses reasonably relating to such sale, to such Partner.  Any gain or loss attributable to the sale shall be allocated to such Partner.

(b)           The liquidator shall comply with all requirements of Applicable Law pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.  The distribution to the Partners in accordance with the provisions of this Section 9.2 shall constitute a complete return to the Partners of their respective Partnership Interest in the Partnership and all Partnership Properties.

9.3           Admission, Change or Withdrawal of Partners

(a)           The Partners hereby expressly agree that neither the addition of a Partner pursuant to Section 2.3, nor the replacement of a Partner pursuant to Section 4.8 shall cause the dissolution of the Partnership.

(b)           The Partners hereby expressly agree that the withdrawal of a Partner shall not cause the dissolution of the Partnership, unless, as a result of such withdrawal, there is only one (1) Partner remaining in the Partnership, whereupon the Partnership shall automatically dissolve by operation of law.

ARTICLE 10
CONFLICT OF INTEREST

10.1         Conflict of Interest

Each Partner acknowledges and agrees that:

(a)           the Managing Partner, the Partners, and their affiliates are and/or may in the future become engaged in businesses including businesses which compete with the business of the Partnership and may divide their time between the Partnership and other operations in which the Partnership will not have an interest and which may be competitive with the activities of the Partnership;

(b)           the business activities of the Partnership may lead to the incidental result of providing additional information with respect  to or augmenting the value of, properties in which the Managing Partner or any of the Partners or other parties not at arm’s length with the Managing Partner or a Partner hold outside of the Partnership or otherwise have an interest.

10.2         No Breach of Duty

The Partners agree that the activities as set forth in Section 10.1 shall not constitute a conflict of interest or breach of fiduciary duty to the Partnership and each Partner individually and the Partners collectively consent to such activities. The Partners further agree that neither the Managing Partner nor any other Partner will be required to account to the Partnership or any Partner for any benefit or profit derived from any such activities or from any similar or competing activity or any transactions relating thereto by reason of any conflict of interest or the fiduciary relationship created by virtue of the relationship of the Parties as Partners hereunder unless such activity is contrary to the express terms of this Agreement.

10.3         Dealing with Partnership

Each Partner shall have the right to contract or otherwise deal with the Partnership for the sale or lease of property, the provision of management, administrative or executive services and to receive payments and fees from the Partnership in connection therewith.

ARTICLE 11
MISCELLANEOUS

11.1         Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed sufficiently given if delivered personally, sent by facsimile transmission, or mailed to the Parties by registered mail to their respective addresses as follows:

(a)	If to:	Gibson Energy Ltd.
1700, 440 — 2nd Avenue SW
Calgary, AB
T2P 5E9
Fax No.: (403) 206- 4011
Attention: Executive Vice President, Finance & Chief Financial Officer

(b)	If to:	Canwest Propane ULC
1700, 440 — 2nd Avenue SW
Calgary, AB
T2P 5E9
Fax No.: (403) 206-4215
Attention: Executive Vice President & Chief Operating Officer

(c)	If to:	Canwest Propane Partnership
c/o its Managing Partner, Gibson Energy Ltd.
1700, 440 — 2nd Avenue SW
Calgary, AB
T2P 5E9
Fax No.: (403) 206- 4011
Attention: Executive Vice President, Finance & Chief Financial Officer

Any notice as aforesaid shall be deemed to have been received when delivered if personally delivered; upon confirmation of transmission if sent by facsimile transmission; or on the fifth (5th) Business Day following the date on which such notice is mailed, if sent by registered mail.  A Party may change its address for service hereunder by giving notice in accordance with the terms of this Section.

11.2         Waiver

No waiver by a Party of any provision or the breach of any provision of this Agreement shall be effective unless it is contained in a written instrument duly executed by the authorized officers or representatives of the Party granting the waiver.  Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.  The failure of a Party to give notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or non-fulfilment of any provisions of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

11.3         Invalidity of Provisions

If any provision of this Agreement should be invalid, illegal or unenforceable in any respect, such provision shall be enforced to the fullest extent permissible, and the invalid, illegal or unenforceable portion shall be severed from this Agreement, and the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.4         Further Assurances

The Parties shall promptly sign such further and other papers, and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

11.5         Date and Time for Action

Time shall be of the essence of this Agreement.  If any action is required or allowed to be taken under this Agreement on or by a date that is not a Business Day, that action may be taken on the next Business Day.

11.6         Amendments

This Agreement shall not be amended or varied otherwise than by an instrument in writing dated subsequent to the date hereof, executed by duly authorized representatives of all of the Partners.

11.7         Assignment

This Agreement shall not be assigned by a Party without the written consent of the other Parties.  No assignment of this Agreement or any obligations hereunder shall operate to release the assigning Party from its obligations hereunder, unless agreed in writing by the other Parties.  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.8         Entire Agreement

This Agreement and the documents referred to herein set forth the entire Agreement among the Parties pertaining to the subject matter hereof and thereof and supersede and replace all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations, undertakings or other agreements between the Parties, in connection with the subject matter hereof and thereof except as specifically set forth herein and therein.

11.9         Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the reference to such laws shall not, by the application of conflict of law rules, or otherwise, require the application of the laws in force in any jurisdiction other than the Province of Alberta.  The Parties agree to submit and attorn to the jurisdiction of the Courts of the Province of Alberta and all Courts of Appeal therefrom.

11.10       No Third Party Beneficiaries

Nothing in this Agreement shall entitle any Person other than the Parties and their respective successors and permitted assigns to any claim, cause of action, remedy or right of any kind in respect of the subject matter hereof.

11.11       No Partition

Each Party hereby waives the benefit of all provisions of law, as now in effect or as enacted in the future, relating to actions of partition of real and personal property and agrees it will not resort to any action of law or equity to partition the real or personal property owned by the Partnership.

11.12       Counterpart Execution

This Agreement may be executed by facsimile and counterpart execution, with each such counterpart taken to be an original and all counterparts taken together constituting due execution by the Parties of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

GIBSON ENERGY LTD.		CANWEST PROPANE ULC

Per:	/s/ Terry W. Gomke	Per:	/s/ Terry W. Gomke

Per:	/s/ A. Stewart Hanlon	Per:	/s/ A. Stewart Hanlon

THIS IS SCHEDULE A TO THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT BETWEEN GIBSON ENERGY LTD. AND CANWEST PROPANE ULC DATED OCTOBER 1, 2008

CANWEST PROPANE PARTNERSHIP

UNIT ALLOCATION

Name of Partner	Formation Contribution	Initial Capital Contribution	Additional Capital Contribution	Aggregate Capital Contribution	# of Units
Gibson Energy ULC (formerly Gibson Energy Ltd.)	$10,000	108,375,000	—	$108,385,000	10,838.50
Canwest Propane ULC	$10,000	—	—	$10,000	1
Total	$20,000	$108,375,000	—	$108,395,000	10,839.50

Date:      March 31, 2009

Prepared by Gibson Energy ULC, the Managing Partner of Canwest Propane Partnership

GIBSON ENERGY ULC

Per:	/s/ Don Fowlis

Per:	/s/ T. Murray Carey

IN THE MATTER OF A DECLARATION OF PARTNERSHIP

PURSUANT TO SECTION 106 OF THE PARTNERSHIP ACT (ALBERTA)

We, the undersigned, hereby declare that Canwest Propane Ltd. and Canwest Propane ULC formed a partnership (the “Partnership”) by entering into a partnership agreement dated September 23, 2008 (the “Partnership Agreement”).

1.             The business name under which the Partnership is to be conducted is “Canwest Propane Partnership”.

2.             The business of the Partnership shall be the business and activities relating to the procurement, storage, retail marketing, sale and delivery of petroleum, natural gas and related hydrocarbons and all substances associated therewith.

3.             The Partnership has existed since September 23, 2008 and will exist for an indefinite period of time.

4.             The persons named in this Declaration are the sole members of the Partnership.

5.             The persons named in this Declaration are corporate entities and, as such, do not have occupations or residences.

6.             The partnership intends to carry on business in the Provinces of Alberta, British Columbia and Saskatchewan.

DATED the 24th day of September, 2008.

Name and Address of each Partner	Signature of Signing Authority

Canwest Propane Ltd.
1700, 440-2nd Avenue S.W.	/s/ Terry W. Gomke
Calgary, Alberta T2P 5E9

Canwest Propane ULC
1700, 440-2nd Avenue S.W.	/s/ Terry W. Gomke
Calgary, Alberta T2P 5E9

AMENDMENT TO DECLARATION OF PARTNERSHIP

THE PARTNERSHIP ACT (ALBERTA)

REGISTRATION NO.:	PT14279087

NAME OF PARTNERSHIP:	CANWEST PROPANE PARTNERSHIP

We, the persons named as partners in the Declaration, HEREBY DECLARE:

7.             That the name of the partnership has not changed.

8.             That the current partners are:

Name	Address

CANWEST PROPANE ULC	1700, 440-2nd Avenue S.W.
Calgary, Alberta T2P 5E9

GIBSON ENERGY LTD.	1700, 440-2nd Avenue S.W.
Calgary, Alberta T2P 5E9

9.             Do the names above reflect a change of the partners and or resident address of the partners?

Yes ☒                No  ☐

DATED the 6th day of October, 2008.

Signatures of Partners:

CANWEST PROPANE ULC		GIBSON ENERGY LTD.

Per:		Per:
	/s/ T. Murray Carey		/s/ T. Murray Carey

AMENDMENT TO DECLARATION OF PARTNERSHIP

THE PARTNERSHIP ACT (ALBERTA)

REGISTRATION NO.:	PT14279087

NAME OF PARTNERSHIP:	CANWEST PROPANE PARTNERSHIP

We, the persons named as partners in the Declaration, HEREBY DECLARE:

10.           That the name of the partnership has not changed.

11.           That the current partners are:

Name	Address

CANWEST PROPANE ULC	1700, 440-2nd Avenue S.W. Calgary, Alberta T2P 5E9

GIBSON ENERGY ULC	1700, 440-2nd Avenue S.W. Calgary, Alberta T2P 5E9

12.           Do the names above reflect a change of the partners and or resident address of the partners?

Yes  ☐              No  ☒

DATED the 9th day of January, 2009.

Signatures of Partners:

CANWEST PROPANE ULC		GIBSON ENERGY ULC

Per:		Per:
	/s/ Richard G. Taylor		/s/ Richard G. Taylor

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